EXHIBIT 10.19

                           EMPLOYMENT AGREEMENT


 THIS AGREEMENT, made and entered into this 7th day of April, 1998, by and between Immucor, Inc., a Georgia corporation with its executive offices at 3130 Gateway Drive, Norcross, Georgia 30071 (herein referred to as ("Employer"), and Steven C. Ramsey, residing at 5710 Chestatee Landing, Gainesville, Georgia 30506 (herein referred to as "Employee").

 WITNESSETH


	WHEREAS, the parties hereto desire to enter into an agreement for Employer's employment of Employee on the terms and conditions hereinafter states.

	NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereby agree as follows:

 1.	Relationship Established

 Employer hereby employs Employee as Vice President and Chief Financial Officer of Employer to perform the services and duties normally and customarily associated with Employee's position, such duties as specified in the Employer's bylaws, and such other duties as may from time to time be specified by the Employer's Board of Directors. Employee will be retained in this position during the term of his employment under this Employment Agreement, and hereby agrees to perform such services and duties in this capacity.

 2.	Extent of Services

 Employee shall devote substantially all his business time, attention skill and efforts to the performance of his duties hereunder, and shall use his best efforts to promote the success of the Employer's business.

 3.	Term of Employment

 Employee's employment hereunder shall commence on April 20, 1998
 (hereinafter called the "Effective Date," and shall continue for a period of eighteen (18) months, unless sooner terminated by the first to occur of the following:

 (a)	The death or complete disability of Employee.  "Complete disability", as used herein, shall mean the inability of Employee, due to illness, accident or any other physical or mental incapacity, to perform the services provided for hereunder for an aggregate of 12 months during the term hereof.


 (b)	The discharge of Employee by Employer for Cause.  Employee's  discharge shall be "with cause" if due to any of the following:

 (i)	Employee's dishonesty,
 (ii)	An act of defalcation committed by Employee,
 (iii)	Employee's continuing inability or refusal to perform reasonable duties assigned to him hereunder (unless such refusal occurs following the occurrence of an event described in paragraph 7 hereof) or
 (iv)	Employee's moral turpitude.

 Disability because of illness or accident or any other physical or mental disability shall not constitute a basis for discharge for Cause.

 (c)	The discharge of Employee by Employer without Cause (which shall be deemed to have occurred if Employee's employment hereunder terminates under paragraph 7 hereof).

 (d)	At Employee's request and with the express prior written consent of
 Employer.

 (e)	At Employee's election upon 120 days notice (or such lesser notice as
 Employer may accept), without the express prior written consent of Employer.

 (f)	At the end of the term of the Agreement, or any extension thereof, if the either the Employer or Employee gives 60 days notice to the other of non-renewal of the Agreement.

 If not sooner terminated under the provisions of paragraphs 3(a) through 3(f) above, the term of Employee's employment hereunder shall automatically renew for an additional periods of eighteen (18) months.

 4.	Compensation

 (a)	Subject to the provisions of subparagraph (e) of this paragraph 4,
 Employer will pay to Employee as base compensation for the services to be performed by him hereunder the base compensation specified on Schedule A attached hereto. Schedule A may be amended from time to time upon the parties' revision and reexecution thereof, whereupon the amended Schedule A shall be attached hereto; provided, however, the amended Schedule A shall be effective upon such reexecution, whether or not it is attached hereto.

 (b)	The Employee may be entitled to additional bonus compensation as may be determined by the Board of Directors of Employer from time to time, any such determination to be final, binding, conclusive on Employee and all other persons.

 (c)	The Employee shall be granted options to acquire 30,000 shares of the common stock of Employer, at an exercise price of the market price on the date of execution of the Employment Agreement pursuant to Employer's 1995 Stock Option Plan (the "Plan"). Such options shall vest, if at all, in accordance with following schedule, and shall otherwise be subject to the terms and conditions of a stock option agreement and the Plan, as the Board of Directors of Employer determines:

    # of Shares        	Vesting Date

       15,000         	April 20, 2000
        7,500         	April 20, 2001
        7,500	         April 20, 2002

 (d)	In the event Employee's employment shall terminate under paragraph 3(c)
 hereof, the Employee shall be paid an amount equal to one and a half times the annual base compensation payable to Employee under Schedule A in accordance with the payment schedule set forth on Schedule A, to be paid over the 18 month period following termination; provided, however, that if at any time during such 18-month period Employee fails to perform fully paragraph 8 hereof, Employee shall immediately forfeit and refund to Employer any portion of such compensation payable to Employee hereunder for that portion of the period beginning upon the failure to perform fully paragraph 8 and ending upon the end of the eighteen month period.

 (e)	In the event Employee's employment shall terminate under Section 3(a),
 3(b), 3(d), 3(e) or 3(f) hereof, all of Employer's obligations to Employee hereunder will cease automatically and Employee shall only be entitled to compensation accrued through the date of termination.

 5.	Expenses

 Employee shall be entitled to receive reimbursement for, or payment directly by the Employer of, all reasonable expenses incurred by Employee at the request of the Employer in the performance of his duties under this Agreement, provided that Employee accounts therefor in writing and that such expenses are ordinary and necessary business expenses of the Employer within the meaning of Section 162 of the Internal Revenue Code of 1986 as amended.

 6.	Insurance and Other Fringe Benefits

 Upon completion of 90 days employment hereunder, Employer will provide Employee with (a) life insurance, health insurance, dental insurance long-term disability insurance, paid vacations and other fringe benefits in the form and in dollar amounts substantially equivalent to the benefits provided to the Employer's other officers, and (b) $2,500 annually for additional life insurance premiums. Employee shall be eligible to participate in Employer's 401(k) Plan beginning on the first day of the quarter following completion of one (1) year of employment hereunder
 (April 1, 1998 begins a new quarter). In addition, for the 90-day period before Employee begins receiving insurance and benefits hereunder, Employer shall pay Employee's COBRA costs in the amount agreed upon before Employee's employment begins hereunder.


 7.	Termination of Employment Upon Sale or Change of Control of Employer's
 Business

 Notwithstanding anything to the contrary contained in this Agreement, either Employer or Employee may terminate Employee's employment hereunder if any of the following events occur:

 (a)	Sale of Employer's Assets.  The sale of all or substantially all of
 Employer's assets to a single purchaser or group of associated purchasers, whether in a single transaction or a series of related transactions.

 (b)	Sale of Employer's Shares.  The sale, exchange, or other disposition, in one transaction, or in a series of related transactions, of twenty percent (20%) or more of Employer's outstanding shares of capital stock.

 (c)	Merger or Consolidation.  The merger or consolidation of Employer in a transaction or series of transactions in which Employer's shareholders receive or retain less than fifty percent (50%) of the outstanding voting shares of the new or surviving corporation.

 (d)	Other Changes in Control.  The occurrence of any change in control of the Employer within the meaning of federal securities law.

 A termination under this paragraph 7 shall be deemed to be a termination under paragraph 3 (c) hereof for all purposes hereunder.

 8.	Prohibited Practices

 During the term of Employee's employment hereunder, for a period of three years after such employment is terminated for any reason, and for any additional period that Employer compensates Employee under paragraph 4(b), in consideration of the compensation being paid to Employee hereunder, Employee will not, except with prior written consent of Employer, or except in direct performance of Employee's duties hereunder:

 (a)	furnish anyone with the name of, or any list or lists of customers of
 Employer or utilize such lists of information himself.

 (b)	furnish, use, or divulge to anyone any information acquired by him from
 Employer relating to Employer's methods of doing business, price structures, systems of operation, "know-how", designs, forms or any other confidential information.

 (c)	contract directly or indirectly any customer of Employer whose name was divulged to him by Employer.

 (d)	hire for any other Employer any employee of Employer or directly or indirectly cause any such employee to leave his or her employment in order to work for another.

 (e)	serve as principal, partner, officer or director of any business competitive with the business of Employer.

 (f)	serve as an employee, consultant or contractor of any business competitive with the business of Employer, unless such service involves activities that are substantially unlike and unrelated to any of the activities conducted by Employee during the term of his employment with Employer.

 9.	Waiver of Provisions

 Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted hereunder or of the future performance of any such term or condition or of any other term of condition of this Agreement, unless such waiver's contained in a writing signed by the party against whom the waiver or relinquishment is sought to be enforced.

 10. 	Notices

 Any notice or other communication to a party required or permitted hereunder shall be in a writing and shall be deemed sufficiently given when received by the party (regardless of the method of delivery), or if sent by registered or certified mail, postage and fees prepaid, addressed to the party as follows, on the third business day after mailing:

 (a)	If to Employer:	3130 Gateway Drive
		                   Norcross, GA  30071

 (b)	If to Employee:	5710 Chestatee Landing
	                   	Gainesville , GA  30506

 or in each case to such other address as the party may time to time designate in writing to the other party.

 10.	Governing Law

 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.


 11.	Modification and Amendment

 This Agreement contains the sole and entire agreement between the parties and supersedes all prior discussions and agreements between the parties with respect to the matters addressed herein, and any such prior agreement shall, from and after the date hereof, be null and void. This Agreement and the attached Schedules shall not be modified or amended except by an instrument in writing signed by the parties hereto.

 12.	Parties Benefited

 This Agreement shall insure to the benefit of, and be binding upon, Employee, his heirs, executors and administrators, and Employer, its subsidiaries, affiliates, and successors.

 IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first mentioned above.

 IMMUCOR, INC.		EMPLOYEE



 By:		                                  	By:
	Edward L. Gallup, President			          Steven C. Ramsey

 SCHEDULE A


 EMPLOYMENT AGREEMENT DATED _________________, 1998 BY AND BETWEEN IMMUCOR, INC. AND STEVEN C. RAMSEY


 Base compensation: $170,000.00 a year payable in 26 installments every two weeks.




 Immucor, Inc.		Employee



 By:	                          		By:
	Edward L. Gallup, President		  	Steven C. Ramsey



 Date:	                        		Date:



 (This Schedule A supersedes and replaces any Schedule A previously executed by the parties hereto.)